Exhibit 99.1

Ur-Energy Releases 2017 Q3 Results

Littleton, Colorado (PR Newswire – October 27, 2017) Ur-Energy Inc. (NYSE American:URG, TSX:URE) (“Ur-Energy” or the “Company”) has filed the Company’s Form 10-Q for the quarter ended September 30, 2017, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedar.com.

Ur-Energy Chairman Jeff Klenda said, “During a quarter when uranium spot prices continued to face downward pressure, we were pleased to realize a $40 per pound average sales price and generate $3.9 million in cash from operating activities, including the sale 180,000 pounds of produced product for $7.8 million in cash late in the quarter.”

Lost Creek Production and Sales

During the three months ended September 30, 2017, a total of 52,812 pounds of U3O8 were captured within the Lost Creek plant. 48,336 pounds were packaged in drums and 36,797 pounds of the drummed inventory were shipped to the conversion facility. We sold 289,000 pounds of U3O8 during the period of which 109,000 pounds were purchased. Inventory, production and sales figures for the Lost Creek Project are presented in the following tables.

Production and Production Costs	Unit	2017 Q3	2017 Q2	2017 Q1	2016 Q4	2017 YTD

Pounds captured	lb	52,812	65,257	79,340	103,558	197,409
Ad valorem and severance tax	$000	$119	$227	$241	$247	$587
Wellfield cash cost (1)	$000	$743	$599	$889	$864	$2,231
Wellfield non-cash cost (2)	$000	$730	$780	$776	$777	$2,286
Ad valorem and severance tax per pound captured	$/lb	$2.25	$3.48	$3.04	$2.39	$2.97
Cash cost per pound captured	$/lb	$14.07	$9.18	$11.20	$8.34	$11.31
Non-cash cost per pound captured	$/lb	$13.82	$11.95	$9.78	$7.50	$11.55

Pounds drummed	lb	48,336	70,833	74,382	111,049	193,551
Plant cash cost (3)	$000	$1,120	$1,270	$1,488	$1,336	$3,878
Plant non-cash cost (2)	$000	$493	$491	$491	$493	$1,475
Cash cost per pound drummed	$/lb	$23.17	$17.93	$20.00	$12.03	$20.04
Non-cash cost per pound drummed	$/lb	$10.20	$6.93	$6.61	$4.44	$7.63

Pounds shipped to conversion facility	lb	36,797	74,406	72,643	98,775	183,846
Distribution cash cost (4)	$000	$24	$26	$47	$68	$97
Cash cost per pound shipped	$/lb	$0.65	$0.35	$0.65	$0.69	$0.53

Pounds purchased	lb	109,000	210,000	200,000	-	519,000
Purchase costs	$000	$2,196	$4,870	$4,015	$-	$11,081
Cash cost per pound purchased	$/lb	$20.15	$23.19	$20.08	$-	$21.35

Notes:

[1]	Wellfield cash costs include all wellfield operating costs. Wellfield construction and development costs, which include wellfield drilling, header houses, pipelines, power lines, roads, fences and disposal wells, are treated as development expense and are not included in wellfield operating costs.

[2]	Non-cash costs include the amortization of the investment in the mineral property acquisition costs and the depreciation of plant equipment, and the depreciation of their related asset retirement obligation costs. The expenses are calculated on a straight line basis so the expenses are typically constant for each quarter. The cost per pound from these costs will therefore typically vary based on production levels only.
[3]	Plant cash costs include all plant operating costs and site overhead costs.
[4]	Distribution cash costs include all shipping costs and costs charged by the conversion facility for weighing, sampling, assaying and storing the U3O8 prior to sale.

Sales and cost of sales	Unit	2017 Q3	2017 Q2	2017 Q1	2016 Q4	2017 YTD

Pounds sold	lb	289,000	241,000	250,000	100,000	780,000
U3O8 sales	$000	$11,674	$11,797	$14,819	$3,270	$38,290
Average contract price	$/lb	$40.39	$48.95	$59.28	$32.70	$49.09
Average price per pound sold	$/lb	$40.39	$48.95	$59.28	$32.70	$49.09

U3O8 cost of sales (1)	$000	$11,157	$6,573	$6,295	$3,082	$24,025
Ad valorem and severance tax cost per pound sold	$/lb	$3.15	$4.26	$4.00	$2.98	$3.44
Cash cost per pound sold	$/lb	$29.11	$31.54	$26.12	$18.27	$28.82
Non-cash cost per pound sold	$/lb	$17.52	$19.13	$15.48	$9.57	$17.33
Cost per pound sold - produced	$/lb	$49.78	$54.93	$45.60	$30.82	49.59
Cost per pound sold - purchased	$/lb	$20.15	$23.19	$20.08	$-	21.35
Average cost per pound sold	$/lb	$38.61	$27.26	$25.18	$30.82	$30.80

U3O8 gross profit	$000	$517	$5,224	$8,524	$188	14,265
Gross profit per pound sold	$/lb	$1.78	$21.68	$34.10	$1.88	18.29
Gross profit margin	%	4.4%	44.3%	57.5%	5.7%	37.3%

Ending Inventory Balances
Pounds
In-process inventory	lb	22,306	19,010	28,164	29,891
Plant inventory	lb	21,948	10,446	14,019	12,274
Conversion facility inventory	lb	17,813	160,094	113,528	84,689
Total inventory	lb	62,067	189,550	155,711	126,854

Total cost
In-process inventory	$000	$221	$352	$712	$897
Plant inventory	$000	$824	$479	$670	$461
Conversion facility inventory	$000	$675	$6,620	$4,379	$2,751
Total inventory	$000	$1,720	$7,451	$5,761	$4,109

Cost per pound
In-process inventory	$/lb	$9.92	$18.46	$25.28	$30.01
Plant inventory	$/lb	$37.53	$45.85	$47.79	$37.56
Conversion facility inventory	$/lb	$37.89	$41.35	$38.57	$32.48

Notes:

[1]	Cost of sales include all production costs (notes 1, 2, 3 and 4 in the previous Production and Production Cost table) adjusted for changes in inventory values.

U3O8 sales of $11.7 million for 2017 Q3 were based on selling 289,000 pounds at an average price of $40.39. We did not make any spot sales during the quarter. Of the 289,000 pounds sold, 180,000 were from produced inventory and 109,000 were from purchased U3O8. For the quarter, our cost of sales totaled $11.1 million at an average cost of $38.61 per pound.

On a cash basis, the average cost per pound sold was $27.69, which yielded average cash margins of $12.70 per pound and generated cash gross profits of $3.7 million during the quarter. The average cash cost per pound sold was composed of produced and purchased pounds. The cash cost per produced pound sold was $32.26, including ad valorem and severance taxes, and the cash cost per purchased pound sold was $20.15.

Due to our low production volumes, we have been experiencing lower of cost or net realizable value adjustments, which totaled $1.3 million for the quarter. These costs are included in our cost of sales for the period and reduced the reported gross profit for the period. Total gross profit was $0.5 million, or approximately 4%.

At the end of the quarter, we had approximately 17,813 pounds of U3O8 at the conversion facility at an average cost per pound of $37.89, which reflects the net realizable value of the product at that location. We intend to sell this product into our lowest priced, 2018 term contract in January. While this assumption did increase the non-cash, net realizable value adjustment for the quarter, it will also lower the actual cash paid out for 2018 severance and ad valorem taxes, which are based on the sales value of the product.

Total Cost Per Pound Sold Reconciliation [1]	Unit	2017 Q3	2017 Q2	2017 Q1	2016 Q4	2017 YTD

Ad valorem & severance taxes	$000	$119	$227	$241	$247	$587
Wellfield costs	$000	$1,473	$1,379	$1,665	$1,641	$4,517
Plant and site costs	$000	$1,614	$1,761	$1,979	$1,829	$5,354
Distribution costs	$000	$24	$26	$47	$68	97
Inventory change	$000	$5,731	$(1,690)	$(1,652)	$(703)	$2,389
Cost of sales - produced	$000	$8,961	$1,703	$2,280	$3,082	$12,944
Cost of sales - purchased	$000	$2,196	$4,870	$4,015	$-	11,081
Total cost of sales	$000	$11,157	$6,573	$6,295	$3,082	24,025

Pounds sold produced	lb	180,000	31,000	50,000	100,000	261,000
Pounds sold purchased	lb	109,000	210,000	200,000	-	519,000
Total pounds sold	lb	289,000	241,000	250,000	100,000	780,000

Average cost per pound sold - produced (1)	$/lb	$49.78	$54.93	$45.60	$30.82	$49.59
Average cost per pound sold - purchased	$/lb	$20.15	$23.19	$20.08	$-	$21.35
Total average cost per pound sold	$/lb	$38.61	$27.27	$25.18	$30.82	$30.80

[1]	The cost per pound sold reflects both cash and non-cash costs, which are combined as cost of sales in the statement of operations included in this filing. The cash and non-cash cost components are identified in the above inventory, production and sales table.

The cost of sales includes ad valorem and severance taxes related to the extraction of uranium, all costs of wellfield, plant and site operations including the related depreciation and amortization of capitalized assets, reclamation and mineral property costs, plus product distribution costs. These costs are also used to value inventory and the resulting inventoried cost per pound is compared to the estimated sales prices based on the contracts or spot sales anticipated for the distribution of the product. Any costs in excess of the calculated market value are charged to cost of sales.

Continuing Guidance

At the end of the third quarter of 2017, the average spot price of U3O8, as reported by Ux Consulting Company, LLC and TradeTech, LLC, was approximately $20.33 per pound. Market fundamentals have not changed sufficiently to warrant the accelerated development of MU2. We are developing MU2 at a controlled rate as approved by our Board of Directors in the first quarter, which will allow us to produce at a level that will satisfy a portion of our term contracts.

Through September 30, 2017, we sold 780,000 pounds of U3O8 under contract at an average price of approximately $49 per pound. We purchased 519,000 pounds at an average cost of $21 per pound. The remaining 261,000 pounds were delivered from our produced inventory. We do not anticipate any further sales this year.

We expect to bring the second MU2 header house on line in 2017 Q4, and the 2017 Q4 production target for Lost Creek is between 65,000 and 75,000 pounds U3O8 dried and drummed. Full year 2017 production guidance is unchanged at between 250,000 and 300,000 pounds, but our production rate may be adjusted based on operational matters and other indicators in the market.

As at October 25, 2017, our unrestricted cash position was $9.1 million.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped more than two million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits, and we have begun to submit applications for permits and licenses to construct and operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair and CEO

866-981-4588

Jeff.Klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., results of Lost Creek production, including meeting production projections; ability to maintain production levels and development at Lost Creek; ability to deliver into existing contractual obligations through a balance of production and purchased pounds) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.